As filed with the Securities and Exchange Commission on April 23, 2010

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

PEGASYSTEMS INC.

(Exact name of Registrant as specified in its charter)

Massachusetts	04-2787865
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

101 Main Street

Cambridge, MA 02142

(617) 374-9600

(Address including zip code, and telephone number, including area code, of principal executive offices)

Chordiant Software, Inc. 2005 Equity Incentive Plan

Chordiant Software, Inc. 2000 Nonstatutory Equity Incentive Plan

Chordiant Software, Inc. Amended and Restated 1999 Non-Employee Director Stock Option Plan

Prime Response Group, Inc. 1998 Stock Option/Stock Issuance Plan

(Full title of the plan)

Shawn Hoyt

General Counsel and Secretary

Pegasystems Inc.

101 Main Street

Cambridge, MA 02142

(617) 374-9600

(Name, address, and telephone number, including area code, of agent for service)

Copy to:

Jeffrey D. Saper

Lawrence M. Chu

Wilson Sonsini Goodrich & Rosati,

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

(650) 493-9300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Common Stock, par value $0.001 per share
— Chordiant Software, Inc. 2005 Equity Incentive Plan	204,599	$23.07	$4,719,919.08	$336.53
— Chordiant Software, Inc. 2000 Nonstatutory Equity Incentive Plan	28,210	$28.13	$793,414.79	$56.57
— Chordiant Software, Inc. Amended and Restated 1999 Non-Employee Director Stock Option Plan	3,075	$29.94	$92,052.24	$6.56
— Prime Response Group, Inc. 1998 Stock Option/Stock Issuance Plan	542	$34.41	$18,560.22	$1.33
TOTAL:	236,426		$5,624,036.33	$400.99

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.
(2)	Calculated solely for purposes of this offering under Rule 457(c) and Rule 457(h)(1) of the Securities Act of 1933, as amended, on the basis of the weighted average exercise price at which the options may be exercised for shares of Common Stock of Pegasystems Inc. for each of the employee benefit plans covered by this Registration Statement on Form S-8.

PEGASYSTEMS INC.

REGISTRATION STATEMENT ON FORM S-8

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “1933 Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the 1933 Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the 1933 Act. In accordance with the rules and regulations of the SEC and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the 1933 Act.

I-1

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Pegasystems Inc., a Massachusetts corporation (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the SEC:

(a)	The Registrant’s Form 10-K filed with the SEC for the fiscal year ended December 31, 2009 filed with the SEC on February 22, 2010;

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) since the end of the fiscal year covered by the Registrant’s Form 10-K referred to in (a) above; and

(c)	The description of the Registrant’s Common Stock incorporated by reference into the Registrant’s Registration Statement on Form 8-A filed with the SEC on June 21, 1996 from the Registrant’s Registration Statement on Form S-1 initially filed with the SEC on May 15, 1996.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 and 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicate that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant is a Massachusetts corporation. Article VII of the Registrant’s Amended and Restated By-Laws provides for indemnification of the Registrant’s directors and officers to the fullest extent permitted under the Massachusetts Business Corporation Act (the “MBCA”). Section 8.51 of the MBCA provides that a corporation may indemnify a director who is a party to a proceeding because he is a director against liability incurred in the proceeding if he conducted himself in good faith and he reasonably believed that his conduct was in the best interests of the corporation or that his conduct was at least not opposed to the best interests of the corporation, and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Section 8.52 of the MBCA requires corporations to indemnify any director who was wholly successful in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

Section 8.56 of the MBCA provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he is an officer of the corporation to the same extent as a director, and, if he is an officer but not a director, to such further extent as may be provided by the articles of organization, the bylaws, a resolution of the board of directors or contract, except for liability arising out of acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law. Section 8.56 also provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 8.52, and that the officer may apply to a court for indemnification or an advance for expenses, in each case to the same extent to which a director may be entitled to indemnification or advance under those provisions.

In accordance with Section 2.02 of the MBCA, Article VI of the Registrant’s Amended and Restated Articles of Organization provides that no director of the Registrant shall be liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for improper distributions under Section 6.40 of Chapter 156D of the General Laws of Massachusetts or (iv) for any transaction in which the director derived an improper personal benefit.

The Registrant has also entered into a Director Indemnification Agreement with each of its directors (collectively, the “Director Indemnification Agreements”), pursuant to which the Registrant has agreed to indemnify each director against certain liabilities that may arise by reason of such director’s status or service as a director of the Registrant, and to advance such director the expenses incurred as a result of a proceeding as to which such director may be indemnified. The Director Indemnification Agreements are intended to provide rights of indemnification to the fullest extent permitted under the MBCA and are in addition to any other rights such directors may have under the Registrant’s Amended and Restated Articles of Organization, its Amended and Restated By-laws and applicable law.

Section 8.57 of the MBCA contains provisions authorizing a corporation to obtain insurance on behalf of any director or officer of the corporation against liabilities, whether or not the corporation would have the power to indemnify against such liabilities. The Director Indemnification Agreements require the Registrant to maintain directors’ and officers’ liability insurance with respect to each director for so long as such director continues to serve as a director of the Company and for six (6) years thereafter. The Registrant also maintains directors and officers liability insurance for the benefit of certain of its officers who are not also directors.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Restated Articles of Organization of Pegasystems Inc. (filed as Exhibit 99.2 to the Current Report on Form 8-K filed by Pegasystems Inc. on June 2, 2005 and incorporated herein by reference)

4.2	Amended and Restated Bylaws of Pegasystems Inc. (filed as Exhibit 99.3 to the Current Report on Form 8-K filed by Pegasystems Inc. on April 1, 2009 and incorporated herein by reference)

4.3	Specimen Certificate Representing the Common Stock (filed as Exhibit 4.1 to the Registration Statement on Form S-1 (Registration No. 333-03807) of Pegasystems Inc. or an amendment thereto and incorporated herein by reference)

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (see Exhibit 5.1)

24.1	Power of Attorney (see page II-5)

99.1	Chordiant Software, Inc. 2005 Equity Incentive Plan (filed as Appendix A to the Schedule 14A of Chordiant Software, Inc. filed on December 17, 2008 and incorporated herein by reference)

99.2	Chordiant Software, Inc. 2000 Nonstatutory Equity Incentive Plan (filed as Exhibit 99.2 to the Registration Statement on Form S-8 (Registration No. 333-42844) of Chordiant Software, Inc. filed on August 2, 2000 and incorporated herein by reference)

99.3	Chordiant Software, Inc. Amended and Restated 1999 Non-Employee Director Stock Option Plan (filed as Exhibit 10.85 to the Quarterly Report on Form 10-Q filed by Chordiant Software Inc. on January 29, 2009 and incorporated herein by reference)

99.4	Prime Response Group, Inc. 1998 Stock Option/Stock Issuance Plan (filed as Exhibit 99.2 to the Registration Statement on Form S-8 (Registration No. 333-60158) of Chordiant Software, Inc. and incorporated herein by reference)

Item 9.	Undertakings.

A. The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in this registration statement; (2) that, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof, and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the 1933 Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, State of Massachusetts, on April 23, 2010.

PEGASYSTEMS, INC.

By:	/S/ SHAWN HOYT
Name: Title:	Shawn Hoyt General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

That the undersigned officers and directors of Pegasystems, Inc., a Massachusetts corporation, do hereby constitute and appoint Craig Dynes and Shawn Hoyt, and either of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and either one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or either one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ ALAN TREFLER Alan Trefler	Chief Executive Officer and Chairman (Principal Executive Officer)	April 16, 2010

/S/ CRAIG DYNES Craig Dynes	Senior Vice President, Chief Financial Officer (Principal Financial Officer)	April 16, 2010

/S/ EFSTATHIOS KOUNINIS Efstathios Kouninis	Vice President of Finance and Chief Accounting Officer (Principal Accounting Officer)	April 22, 2010

/S/ RICHARD JONES Richard Jones	Vice Chairman and Director	April 16, 2010

/S/ CRAIG CONWAY Craig Conway	Director	April 16, 2010

/S/ PETER GYENES Peter Gyenes	Director	April 23, 2010

/S/ STEVEN KAPLAN Steven Kaplan	Director	April 16, 2010

/S/ JAMES O’HALLORAN James O’Halloran	Director	April 16, 2010

/S/ WILLIAM WYMAN William Wyman	Director	April 16, 2010

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Restated Articles of Organization of Pegasystems Inc. (filed as Exhibit 99.2 to the Current Report on Form 8-K filed by Pegasystems Inc. on June 2, 2005 and incorporated herein by reference)

4.2	Amended and Restated Bylaws of Pegasystems Inc. (filed as Exhibit 99.3 to the Current Report on Form 8-K filed by Pegasystems Inc. on April 1, 2009 and incorporated herein by reference)

4.3	Specimen Certificate Representing the Common Stock (filed as Exhibit 4.1 to the Registration Statement on Form S-1 (Registration No. 333-03807) of Pegasystems Inc. or an amendment thereto and incorporated herein by reference)

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (see Exhibit 5.1)

24.1	Power of Attorney (see page II-5)

99.1	Chordiant Software, Inc. 2005 Equity Incentive Plan (filed as Appendix A to the Schedule 14A of Chordiant Software, Inc. filed on December 17, 2008 and incorporated herein by reference)

99.2	Chordiant Software, Inc. 2000 Nonstatutory Equity Incentive Plan (filed as Exhibit 99.2 to the Registration Statement on Form S-8 (Registration No. 333-42844) of Chordiant Software, Inc. filed on August 2, 2000 and incorporated herein by reference)

99.3	Chordiant Software, Inc. Amended and Restated 1999 Non-Employee Director Stock Option Plan (filed as Exhibit 10.85 to the Quarterly Report on Form 10-Q filed by Chordiant Software Inc. on January 29, 2009 and incorporated herein by reference)

99.4	Prime Response Group, Inc. 1998 Stock Option/Stock Issuance Plan (filed as Exhibit 99.2 to the Registration Statement on Form S-8 (Registration No. 333-60158) of Chordiant Software, Inc. and incorporated herein by reference)